Exhibit 23

                       CONSENT OF INDEPENDENT PUBLIC ACCOUNTANTS


As independent public accountants, we hereby consent to the incorporation by reference in the Registration Statement on Form S-8, dated June 1, 1998, covering the Brown & Root, Inc. Employees' Retirement and Savings Plan, of our report dated April 17, 1998, relating to the statement of net assets available for benefits of Brown & Root, Inc. Employees' Retirement and Savings Plan as of December 31, 1997, and the related statement of changes in net assets available for benefits for the year then ended and related supplemental schedules, which report appears in the December 31, 1997, annual report on Form 11-K of Halliburton Company.




                                                     ARTHUR ANDERSEN LLP




Dallas, Texas,
June 1, 1998